Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE EL PASO CORPORATION	)	Consolidated
SHAREHOLDER LITIGATION	)	Civil Action No. 6949-CS

MEMORANDUM OPINION

Date Submitted: February 9, 2012

Date Decided: February 29, 2012

Stuart M. Grant, Esquire, Megan D. McIntyre, Esquire, Christine M. Mackintosh, Esquire, GRANT & EISENHOFER P.A., Wilmington, Delaware;  Christine S. Azar, Esquire, Charles B. Vincent, Esquire, LABATON SUCHAROW LLP, Wilmington, Delaware;  Mark Lebovitch, Esquire, Jeremy Friedman, Esquire, BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP, New York, New York, Ira Schochet, Esquire, LABATON SUCHAROW LLP, New York, New York, Attorneys for Plaintiffs.

Donald J. Wolfe, Jr., Esquire, T. Brad Davey, Esquire, Samuel L. Closic, Esquire, POTTER ANDERSON & CORROON LLP, Wilmington, Delaware;  Paul K. Rowe, Esquire, Stephen R. DiPrima, Esquire, Bradley R. Wilson, Esquire, Michael Gerber, Esquire, Benjamin D. Schireson, Esquire, WACHTELL, LIPTON, ROSEN & KATZ, New York, New York, Attorneys for Defendants Juan Carlos Braniff, David W. Crane, Douglas L. Foshee, Robert W. Goldman, Anthony W. Hall, Jr., Thomas R. Hix, Ferrell P. McClean, Timothy J. Probert, Steven Shapiro, J. Michael Talbert, Robert F. Vagt, and John L. Whitmire.

Collins J. Seitz, Jr., Esquire, Bradley R. Aronstam, Esquire, SEITZ ROSS ARONSTAM & MORITZ LLP, Wilmington, Delaware;  Joseph S. Allerhand, Esquire, Seth Goodchild, Esquire, Michael Bell, Esquire, WEIL, GOTSHAL & MANGES LLP, New York, New York, Attorneys for Defendants Kinder Morgan, Inc., Sherpa Merger Sub, Inc., and Sherpa Acquisition, LLC.

Gregory V. Varallo, Esquire, Raymond J. DiCamillo, Esquire, Kevin M. Gallagher, Esquire, RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware;  John L. Hardiman, Esquire, SULLIVAN & CROMWELL, LLP, New York, New York;  Bruce D. Oakley, Esquire, HOGAN LOVELLS US LLP, Houston, Texas, Attorneys for The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.

STRINE, Chancellor.

I.

Stockholder plaintiffs seek a preliminary injunction to enjoin a merger between El Paso Corporation and Kinder Morgan, Inc. (the “Merger”).

The chief executive officer of El Paso, a public company, undertook sole responsibility for negotiating the sale of El Paso to Kinder Morgan in the Merger. Kinder Morgan intended to keep El Paso’s pipeline business and sell off El Paso’s exploration and production, or “E&P,” business to finance the purchase. The CEO did not disclose to the El Paso board of directors (the “Board”) his interest in working with other El Paso managers in making a bid to buy the E&P business from Kinder Morgan. He kept that motive secret, negotiated the Merger, and then approached Kinder Morgan’s CEO on two occasions to try to interest him in the idea. In other words, when El Paso’s CEO was supposed to be getting the maximum price from Kinder Morgan, he actually had an interest in not doing that.

This undisclosed conflict of interest compounded the reality that the Board and management of El Paso relied in part on advice given by a financial advisor, Goldman, Sachs & Co., which owned 19% of Kinder Morgan (a $4 billion investment) and controlled two Kinder Morgan board seats. Although Goldman’s conflict was known, inadequate efforts to cabin its role were made. When a second investment bank was brought in to address Goldman’s economic incentive for a deal with, and on terms that favored, Kinder Morgan, Goldman continued to intervene and advise El Paso on strategic alternatives, and with its friends in El Paso management, was able to achieve a remarkable feat: giving the new investment bank an incentive to favor the Merger by making sure that this bank only got paid if El Paso adopted the strategic option of selling to Kinder Morgan. In other words, the conflict-cleansing bank only got paid if the option Goldman’s financial incentives gave it a reason to prefer was the one chosen. On top of this, the lead Goldman banker advising El Paso did not disclose that he personally owned approximately $340,000 of stock in Kinder Morgan.

The record is filled with debatable negotiating and tactical choices made by El Paso fiduciaries and advisors. Absent a conflict of interest, these debatable choices could be seen as the sort of reasonable, if arguable, ones that must be made in a world of uncertainty. After discovery, however, these choices now must be viewed more skeptically, as the key negotiator on behalf of the Board and a powerfully influential financial advisor each had financial motives adverse to the best interests of El Paso’s stockholders. In the case of the CEO, he was the one who made most of the important tactical choices, and he never surfaced his own conflict of interest. In the case of Goldman, it claimed to step out of the process while failing to do so completely and while playing a key role in distorting the economic incentives of the bank that came in to ensure that Goldman’s conflict did not taint the Board’s deliberations. This behavior makes it difficult to conclude that the Board’s less than aggressive negotiating strategy and its failure to test Kinder Morgan’s bid actively in the market through even a quiet, soft market check were not compromised by the conflicting financial incentives of these key players.

The record thus persuades me that the plaintiffs have a reasonable likelihood of success in proving that the Merger was tainted by disloyalty. Because, however, there is no other bid on the table and the stockholders of El Paso, as the seller, have a choice whether to turn down the Merger themselves, the balance of harms counsels against a preliminary injunction. Although the pursuit of a monetary damages award may not be likely to promise full relief, the record does not instill in me the confidence to deny, by grant of an injunction, El Paso’s stockholders from accepting a transaction that they may find desirable in current market conditions, despite the disturbing behavior that led to its final terms.

II.

The plaintiffs are stockholders of El Paso and seek to enjoin a vote on a proposed Merger with Kinder Morgan that offers El Paso a combination of cash, stock, and warrants now valued at $30.37 per share, or a 47.8% premium over El Paso’s stock price thirty days before Kinder Morgan made its first bid.(1) At the time of signing, the Merger consideration was worth $26.87 per share, and has appreciated since the announcement because Kinder Morgan’s stock has grown in value. In order to obtain a preliminary injunction, the plaintiffs must demonstrate: (1) a reasonable probability of success on the merits; (2) that they will suffer irreparable harm if an injunction does not issue; and (3) that the balance of the equities favors the issuance of an injunction.(2)

The Merger resulted from a non-public overture that Kinder Morgan made in the wake of El Paso’s public announcement that it would spin off its E&P business. El Paso

(1) Using Kinder Morgan’s unadjusted closing stock price of $35.26 as of February 28, 2012, and El Paso’s unadjusted closing stock price of $20.55 on July 29, 2011. See Yahoo Finance, Kinder Morgan, Inc. Historical Stock Prices, http://finance.yahoo.com/q/hp?s=KMI+Historical+Prices (last visited Feb. 29, 2012).

(2) See Revlon v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173, 179 (Del. 1986).

is an energy company composed of two main business segments: a pipeline business, which transports natural gas throughout the United States, and the E&P business, which looks for and exploits opportunities to drill and produce oil and natural gas. The market had reacted favorably to the May 24, 2011 announcement of the spin-off, and El Paso’s stock price had risen, although El Paso believed that its stock price would rise further when the spin-off was actually effected. El Paso understood that Kinder Morgan was trying to preempt any competition by other bidders for what would be the separate pipeline business, which is the business Kinder Morgan wanted to buy, by making a bid before El Paso divided into two companies.(3)

The first time after the spin-off announcement that Kinder Morgan expressed its interest in acquiring El Paso was on August 30, 2011, when Kinder Morgan offered El Paso $25.50 per share in cash and stock.(4) The El Paso Board fended this off weakly, despite believing that the price was not attractive and that Kinder Morgan was hoping to preempt any market competition for El Paso’s pipeline business by acquiring all of El Paso before the spin-off was effected. On September 9, 2011, Kinder Morgan threatened to go public with its interest in buying El Paso. Rather than seeing this as a chance to force Kinder Morgan into an expensive public struggle, the Board entered into negotiations with Kinder Morgan. The Board looked to its longtime advisor Goldman

(3) Ps. Op. Br. Ex. 40 (handwritten notes) at EP00013940 (“limit competition — pre rather than post spin.”), EP00013942 (“KM — wants to limit competition by doing pre-spin.”).

(4) In September 2010, when Kinder Morgan was still a private company, it made its first overture to acquire El Paso at a value of $16.50 per share. The El Paso Board rejected this proposal, and no merger discussions took place between the two companies until Kinder Morgan renewed its interest in acquiring El Paso on August 30, 2011.

Sachs (which as noted owns 19% of Kinder Morgan, fills two seats on the Kinder Morgan board under a voting agreement with Kinder Morgan’s CEO and controlling stockholder, Rich Kinder, and is part of the control group which collectively holds 78.4% of the voting power of Kinder Morgan stock)(5) and a new advisor, Morgan Stanley & Co., LLC, for financial and tactical advice in making that decision and for developing its negotiating strategy. On September 16, 2011, El Paso asked Kinder Morgan for a bid of $28 per share in cash and stock, deploying the company’s CEO, Doug Foshee, as its sole negotiator.(6) Foshee reached an agreement in principle with Rich Kinder two days later on a deal at $27.55 per share in cash and stock, subject to due diligence by Kinder Morgan. The basic terms of the agreement in principle were memorialized in a series of term sheets exchanged between the parties between September 20, 2011 and September 22, 2011.

Soon thereafter, on September 23, 2011, Kinder said “oops, we made a mistake. We relied on a bullish set of analyst projections in order to make our bid. Our bad. Although we were tough enough to threaten going hostile, we just can’t stand by our bid.”

Instead of telling Kinder where to put his drilling equipment, Foshee backed down. In a downward spiral, El Paso ended up taking a package that was valued at $26.87 as of signing on October 16, 2011, comprised of $25.91 in cash and stock, and a

(5) See El Paso Corp. Schedule 14A filed on Jan. 31, 2011 (“Proxy Statement”), at 70. The Goldman directors on the Kinder Morgan board recused themselves from Kinder Morgan discussions regarding the Merger once Rich Kinder made his intention to bid for El Paso known to the Kinder Morgan board before August 30, 2011.

(6) Foshee is the only non-independent director on El Paso’s 12-person Board.

warrant with a strike price of $40 — some $13 above Kinder Morgan’s then-current stock price of $26.89 per share(7) — and no protection against ordinary dividends.(8)

Still, the deal was at a substantial premium to market,(9) and the Board was advised by Morgan Stanley (and also by the analyses of Goldman — which had, and continued to, advise El Paso on the spin-off of the E&P business) that the offer was more attractive in the immediate term than doing the spin-off and had less execution risk, because Kinder Morgan had agreed to a great deal of closing certainty. Thus, the Board approved the Merger.

On October 16, 2011, the parties entered into the “Merger Agreement.” The Merger Agreement contains a commitment from El Paso to assist Kinder Morgan in the sale of the E&P business, which Kinder Morgan hoped could be accomplished before the closing of the Merger.(10) The Merger Agreement also contains a “no-shop” provision preventing El Paso from affirmatively soliciting higher bids, but gives the Board a

(7) See Yahoo Finance, Kinder Morgan, Inc. Historical Stock Prices, http://finance.yahoo.com/q/hp?s=KMI+Historical+Prices (last visited Feb. 29, 2012) (Kinder Morgan unadjusted closing stock price on October 14, 2011 of $26.89).

(8) The breakdown of the final per share consideration is as follows: $14.65 in cash, 0.4187 in Kinder Morgan stock (for an aggregate cash/stock value of $25.91 reflecting Kinder Morgan’s prior closing stock price of $26.89), and 0.640 of a warrant to purchase Kinder Morgan stock, which for tax purposes has an indicative value of $0.96. Because the stock component of the deal is not fixed in dollar terms, and contains no collar, the Merger consideration will fluctuate depending on Kinder Morgan’s stock price, subject to a 57%/43% proration between the cash/stock components of the aggregate consideration. See Proxy Statement at 7.

(9) El Paso’s unadjusted closing stock price on October 14, 2011 was $19.59, implying a 37% premium. See Yahoo Finance, El Paso Corp. Historical Stock Prices, http://finance.yahoo.com/q/hp?s=EP+Historical+Prices (last visited Feb. 29, 2012).

(10) Ps. Op. Br. Ex. 3 (“Merger Agreement”) § 5.16. Recently, El Paso and Kinder Morgan announced that El Paso has agreed to sell the E&P assets to a private equity group led by Apollo Global Management LLC for $7.15 billion. See Letter to the Court from Counsel for El Paso Defs. (Feb. 27, 2012) at Ex. A (El Paso Corp. Form 8-K) at 2.

fiduciary out in the event it receives a “Superior Proposal” from a third party for more than 50% of El Paso’s equity securities or consolidated assets.(11) These measures preclude El Paso from abandoning the Merger in order to pursue a sale of the E&P assets because the E&P assets make up less than 50% of El Paso’s consolidated assets.(12) By contrast, El Paso could terminate the Merger Agreement to pursue a sale of the pipeline business (which makes up more than 50% of the company’s consolidated assets), but Kinder Morgan has a right to match any such Superior Proposal.(13) In the event that the Board accepts a Superior Proposal, El Paso must pay a $650 million termination fee to Kinder Morgan.(14) In terms of the overall deal size, the termination fee represents 3.1% of the equity value and 1.69% of the enterprise value of El Paso as implied by the Merger Agreement.(15) Thus, to buy just the pipeline business, an interloper would have to pay a termination fee that was, say, 5.1% of the equity value and 2.5% of the enterprise value of El Paso’s pipeline business, assuming it comprised around 60.3% of El Paso’s equity value and 67% of El Paso’s enterprise value at the time of signing.(16)

(11) Merger Agreement §§ 5.3(a), (d), (f).

(12) El Paso Corp. Form 10-Q filed on Nov. 7, 2011, at 24 (El Paso had $24.078 billion total consolidated assets as of September 30, 2011, of which $4.724 billion were E&P assets).

(13) See Merger Agreement § 5.3(d).

(14) Id. § 7.3(b).

(15) Assuming $12.8 billion in consolidated net debt as of August 31, 2011, and $4.5 billion in minority interest. See El Paso Defs. Ex. 45 (Morgan Stanley Presentation (October 16, 2011)) at EP00021383.

(16) Using an approximate mid-point pipeline business enterprise valuation of $26 billion, and an approximate mid-point pipeline business equity valuation of $12.74 billion. See El Paso Defs. Ans. Br. Ex. 40 (Goldman Sachs Presentation (October 6, 2011)) at EP00000459 (adjusting for certain planned debt deconsolidation of $1.5 billion in pipeline-related debt). These are rough approximations and I have applied my own training as a humanities major to arrive at the results. Rely upon them with this caution in mind.

Since the signing of the Merger Agreement, the price of Kinder Morgan’s shares has risen, increasing the value of the Merger consideration.

III.

Despite the premium to market, the plaintiffs contend that the Merger is tainted by the selfish motivations of both Doug Foshee and Goldman Sachs. As the plaintiffs point out, there were numerous decisions made by the El Paso Board during the process that could be seen as questionable. These include:

•                  The failure of the Board to shop El Paso as a whole or its two key divisions separately to any other bidder after Kinder Morgan made its initial overture, despite knowing that Kinder Morgan was hoping to preempt competition by bidding for the whole company,(17) and despite knowing that although there would be a number of bidders for the company’s two key divisions if marketed separately, there was unlikely to be any rival to Kinder Morgan willing to purchase El Paso as a whole;(18)

•                  The failure of the Board to reject Kinder Morgan’s initial overtures and force it to go public and face the market pressure to raise its offer to a level where it could prevail in a hostile takeover bid;

•                  Charging Foshee with handling all negotiations with Kinder Morgan without any presence or close supervision by an independent director or legal advisor;

•                  Allowing Kinder Morgan (a supposedly tough, potential hostile bidder) to renege on an agreement in principle to pay cash and stock equal to $27.55 entered into on September 18, 2011 (a package that would likely be worth

(17) Ps. Op. Br. Ex. 40 (handwritten notes) at EP00013940 (“limit competition — pre rather than post spin.”), EP00013942 (“KM — wants to limit competition by doing pre-spin.”).

(18) See Foshee Tr. 167 (“[T]he collective wisdom of the group was that there wasn’t a natural ... other buyer for the whole that would compete within a short time window ....”); Cox Tr. 196 (“In our view, those parties that would be most interested in either the pipeline business or the [E&P] business, and principally the pipeline business, and those parties that were in a position to pay a significant price ... were parties that ... not only largely didn’t have the financial means to acquire both, but in our judgment would, even if they did in some cases have the financial means, would be disinclined to do so.”).

$31.76 today assuming current market prices(19)) based on the (arguably ludicrous) assertion that it had based its bid on the cash flow estimates of the most bullish analyst covering El Paso’s stock;

•                  Signing on to deal protection measures that would effectively preclude a post-signing market check for bids for the separate divisions because of the limited fiduciary out, which precludes the Board from accepting a topping bid for the E&P business, and which makes the emergence of a topping bid for the pipeline business difficult because of the $650 million termination fee and Kinder Morgan’s matching rights; and

•                  Eventually agreeing to a deal that only provided El Paso stockholders with cash and stock equal to $25.91 in value (excluding the warrant), far less than the $27.55 previously agreed to by Kinder Morgan.

The plaintiffs also take issue with the fact that the final price of $25.91 in cash and stock was reached when Foshee, without Board approval, told Kinder Morgan that he would be open to a deal whereby Kinder Morgan would only pay $26 per share in cash and stock, a full $0.50 per share less than the counter-offer that the Board had authorized him to put on the table.(20) Even then, Foshee did not get $26 in cash and stock. Instead, he got only $25.91 in cash and stock, with Kinder Morgan adding in a warrant with a high strike price and weak protection against dividends to Kinder Morgan stockholders. The Board valued this package at $26.87 on the date of signing, $0.68 below the $27.55

(19) The term sheet reflecting the $27.55 per share Merger price provided for a consideration breakdown of 60% cash and 40% stock. As of September 18, 2011, when the agreement in principle was reached, this translated to a cash/stock mix of $16.53 in cash and 0.4322 shares of Kinder Morgan, reflecting Kinder Morgan’s closing stock price of $25.50 as of its last trading day (September 16, 2011). Assuming that this cash/stock mix stayed constant, and that the stock value would float with Kinder Morgan’s prevailing market price, at today’s prices this consideration would be worth $31.76.

(20) See El Paso Defs. Ans. Br. Ex. 36 (El Paso Corp. Board Minutes (Sept. 30, 2011)) at EP00000416 (“The Board ... re-iterated [to Foshee] that the floor value for the cash and stock consideration was $26.50 ....”); see also Foshee Tr. 293 (“Q. But they said to you, they reiterated that the floor value for the cash and stock consideration was 26.50; right? A. Uh-huh. Q. That wasn’t expressed as a preference; right? A. No, they reiterated that the floor value for the cash and stock was 26.50.”).

per share that Kinder Morgan had agreed to after threatening to go hostile just weeks earlier. Despite that, the Board decided that the lower price should be accepted and was more favorable to El Paso’s stockholders than the strategic alternative, which involved the previously announced spin-off of El Paso’s E&P business.

IV.

Although a reasonable mind might debate the tactical choices made by the El Paso Board, these choices would provide little basis for enjoining a third-party merger approved by a board overwhelmingly comprised of independent directors, many of whom have substantial industry experience. The Revlon doctrine, after all, does not exist as a license for courts to second-guess reasonable, but arguable, questions of business judgment in the change of control context, but to ensure that the directors take reasonable steps to obtain the highest value reasonably attainable and that their actions are not compromised by impermissible considerations, such as self-interest.(21) So long as the directors made reasonable decisions for a proper purpose, they meet their duty under Revlon and this court must defer.(22)

By contrast, when there is a reason to conclude that debatable tactical decisions were motivated not by a principled evaluation of the risks and benefits to the company’s stockholders, but by a fiduciary’s consideration of his own financial or other personal

(21) See Paramount Commc’ns Inc. v. QVC Network Inc., 637 A.2d 34, 45 (Del. 1994) (“[A] court applying enhanced judicial scrutiny should be deciding whether the directors made a reasonable decision, not a perfect decision. If a board selected one of several reasonable alternatives, a court should not second-guess that choice even though it might have decided otherwise or subsequent events may have cast doubt on the board’s determination.”).

(22) See In re Answers Corp. S’holders Litig., 2011 WL 1366780, at *3 (Del. Ch. Apr. 11, 2011) (“[D]irectors are generally free to select the path to value maximization, so long as they choose a reasonable route to get there.”) (internal quotation omitted).

self-interests, then the core animating principle of Revlon is implicated.(23) As Revlon itself made clear, the potential sale of a corporation has enormous implications for corporate managers and advisors, and a range of human motivations, including but by no means limited to greed, can inspire fiduciaries and their advisors to be less than faithful to their contextual duty to pursue the best value for the company’s stockholders.(24)

Here, the defendants allege that the current case fits neatly within that line of cases where this court deferred to boards that made reasonable, if questionable, decisions in deciding how to consummate a change of control transaction.(25) They argue that a well-motivated board, with an excellent, well-motivated CEO, used the favorable market reaction to the company’s announced spin-off to secure an even more favorable outcome: a sales transaction securing for El Paso a large premium to market with far less execution risk than the spin-off entailed. The defendants begrudgingly concede that El Paso’s long-standing financial advisor, Goldman, had a “potential conflict”(26) because: (1) it owned approximately 19%, or $4 billion worth, of Kinder Morgan stock; (2) it controlled two of

(23) See In re Toys “R” Us, Inc. S’holder Litig., 877 A.2d 975, 1002 (Del. Ch. 2005) (noting that the “paradigmatic context for a good Revlon claim ... is when a supine board under the sway of an overweening CEO bent on a certain direction [] tilts the sales process for reasons inimical to the stockholders’ desire for the best price.”).

(24) Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173, 176 (Del. 1986) (where Revlon’s CEO, Michel Bergerac, rebuffed Pantry Pride’s acquisition overtures in part because of the “strong personal antipathy” felt by Bergerac towards Pantry Pride’s CEO, Ron Perelman, who was an upstart from Philly and not someone whom the Supreme Court believed Bergerac wanted running his storied company).

(25) See, e.g., In re OPENLANE, Inc., 2011 WL 4599662, at *6 (Del. Ch. Sept. 30, 2011); In re Dollar Thrifty S’holder Litig., 14 A.3d 573, 616 (Del. Ch. 2010); In re Lear Corp. S’holder Litig., 926 A.2d 94, 116-18 (Del. Ch. 2007); In re Toys “R” Us, Inc. S’holder Litig., 877 A.2d 975, 1003 (Del. Ch. 2005); In re Pennaco Energy, Inc., 787 A.2d 691, 705 (Del. Ch. 2001); see also Barkan v. Amsted Indus., Inc., 567 A.2d 1279, 1288 (Del. 1989).

(26) Indeed, Goldman’s answering brief used the phrase “potential conflict” to describe its position fifteen times.

Kinder Morgan’s board seats; (3) it had placed two senior Goldman principals on the Kinder Morgan board who thus owed Kinder Morgan fiduciary duties; and (4) the lead Goldman banker working for El Paso, Steve Daniel, personally owned approximately $340,000 of Kinder Morgan stock.(27) But, the defendants argue that Goldman was walled off from giving strategic advice about the Kinder Morgan bid early in the process and another top-tier bank, Morgan Stanley, came in and gave unconflicted advice.

Regrettably for the defendants, the record developed in expedited discovery belies their argument that there is no reason to question the motives behind the decisions made by El Paso in negotiating the Merger Agreement. Although it is true that measures were taken to cabin Goldman’s conflict (for example, Goldman formally set up an internal “Chinese wall” between the Goldman advisors to El Paso and the Goldman representatives responsible for the firm’s Kinder Morgan investment)(28) — which was actual and potent, not merely potential — those efforts were not effective. Goldman still played an important role in advising the Board by suggesting that the Board should avoid causing Kinder Morgan to go hostile and by presenting information about the value of pursuing the spin-off instead of the Kinder Morgan deal. Indeed, Goldman’s advice to placate Kinder Morgan by entering into due diligence “raised [El Paso] management’s concerns” that the Goldman team was “receiving pressure from other parts of Goldman Sachs to avoid a strategy that might result in [Kinder Morgan] going public and making a

(27) Daniel owns shares issued by a Kinder Morgan affiliate with an estimated market value of at most $300,000 (as of the time of Daniel’s deposition on December 22, 2011), see Daniel Tr. 15-16, and he holds an investment in a Goldman fund that is itself invested in Kinder Morgan shares, an indirect interest in Kinder Morgan worth approximately $39,000, see Schmidt Aff. ¶ 3.

(28) See Ps. Op. Br. Ex. 45 (Email from Metz-Dworkin to Sikhtian et. al. (September 6, 2011)).

hostile approach on [El Paso],”(29) prompting El Paso to exclude Goldman from internal tactical discussions about how to respond to Kinder Morgan from September 15, 2011 onwards.(30)

Even then, though, Goldman was not out of the picture entirely, as El Paso management only thought it was necessary to limit Goldman’s involvement in the Kinder Morgan side of the advisory work. Goldman continued its role as primary financial advisor to El Paso for the spin-off, and was asked to continue to provide financial updates to the Board that would enable the El Paso directors to compare the spin-off to the Merger.

The fact that Goldman continued to have its hands in the dough of the spin-off is important, because the Board was assessing the attractiveness of the Merger relative to the attractiveness of the spin-off. That was critical because the Board, at the recommendation of Foshee, Goldman, and Morgan Stanley, decided not to risk Kinder

(29) El Paso Defs. Ans. Br. Ex. 23 (El Paso Corp. Board Minutes (Sept. 15, 2011)) at EP00000392; see also Foshee Tr. 187 (testifying that “the thought crossed my mind” that Daniel getting pressured by other parts of Goldman “was a possibility.”). Goldman’s advice was especially peculiar given that El Paso had a built-in defense to a hostile bid with the spin-off, which did not require a stockholder vote and was close to receiving approval by the S.E.C. Foshee Tr. 180-82. Thus, not even Foshee was worried about Kinder’s threat to go public, because, as Foshee put it, “time was on our side.” Foshee Tr. 179.

(30) Interestingly, the record suggests that it was Goldman’s close clients in El Paso management who suspected at times that Goldman was not honoring the Chinese wall and who decided that Goldman be walled off from Merger discussions and negotiations. The court is aware of the inconsistency that emerges from this evidence. On the one hand, there are many indications in the record that El Paso management was very close to Goldman, viewed Goldman as their trusted advisor, and wanted Goldman near the scene at all times. But, at the same time there are indications that El Paso management was suspicious that Goldman’s advice about how to react to Kinder Morgan’s overture was tilted by its investment in Kinder Morgan and its desire to avoid Kinder Morgan having to go hostile. Because we are at a preliminary injunction stage with a limited factual record, it is not yet necessary or prudent to try to fully resolve these inconsistencies in light of the benefit that a more developed factual record would afford.

Morgan going hostile and not to do any test of the market with other possible buyers of El Paso as a whole, or of either or both of its two key business segments separately. Thus, the Board was down to two strategic options: the spin-off or a sale to Kinder Morgan. Therefore, because Goldman stayed involved as the lead advisor on the spin-off, it was in a position to continue to exert influence over the Merger. The record suggests that there were questionable aspects to Goldman’s valuation of the spin-off and its continued revision downward that could be seen as suspicious in light of Goldman’s huge financial interest in Kinder Morgan.(31)

Heightening these suspicions is the fact that Goldman’s lead banker failed to disclose his own personal ownership of approximately $340,000 in Kinder Morgan stock,

(31) Goldman primarily used a comparable companies analysis to value the E&P business following the spin-off. Due to declining EV/EBITDA trading multiples of peer companies, Goldman indicated that the E&P business had lost $2 billion in value when valued under that method from the time the Board announced the spin-off in May 2011 — before Kinder Morgan had come on the scene and presented a rival strategic option — and October 2011, when the Board abandoned the spin-off in favor of the Merger. In its final presentation to the Board on October 6, 2011, Goldman estimated that the E&P business had an enterprise value worth only $6-8 billion, as opposed to its mid-September valuation at $7-9 billion, and its May valuation at $8-10 billion. By way of comparison, Kinder Morgan’s investment banker estimated on September 28, 2011 — only a week earlier — that it could sell the E&P assets for $7.846 billion.

Goldman’s valuation can be seen as questionable because these market multiples were at depressed levels due to short-term volatility in commodity prices, and were not meant to provide a long-term indicator of the E&P business’s value. Rather, as testified to by lead Goldman banker Steve Daniel, the analysis was only to serve as “a depiction of an estimate of the [enterprise value] range based on then-market conditions, and again, assuming that the company was already out freely trading on its own .... This is just a current [picture] at that time fixture of what [the value based on trades in minority blocks] looked like.” Daniel Tr. 157. Furthermore, solely looking to market multiples to generate a hypothetical trading value fails to take into account the control premium that could be achieved upon a sale of the E&P business. See Bradford Cornell, Corporate Valuation 49 (1993) (noting that valuations calculated using current market trading prices of stock are “based on the prices at which minority positions trade in the market,” and therefore “will not take into account a ‘control premium.’”). It is unclear from the record whether the Board understood the limitations to Goldman’s analysis.

a very troubling failure that tends to undercut the credibility of his testimony and of the strategic advice he gave.(32)

Even worse, Goldman tainted the cleansing effect of Morgan Stanley. Goldman clung to its previously obtained contract to make it the exclusive advisor on the spin-off and which promised Goldman $25 million in fees if the spin-off was completed. Despite the reality that Morgan Stanley was retained to address Goldman’s bias toward a suboptimally priced deal with Kinder Morgan and thus Morgan Stanley’s work in evaluating whether the spin-off was a more valuable option was critical to its integrity-enforcing role, Goldman refused to concede that Morgan Stanley should be paid anything if the spin-off, rather than the Merger, was consummated. Goldman’s friends in El Paso management — and that is what they seem to have been — easily gave in to Goldman.(33) This resulted in an incentive structure like this for Morgan Stanley:

•                  Approve deal with Kinder Morgan (the entity of which Goldman owned 19%) — get $35 million; or

•                  Counsel the Board to go with the spin-off or to pursue another option — get zilch, nada, zero.(34)

(32) See Foshee Tr. 159-61; see also id. at 160 (“Q. Would [the fact that Daniel had a personal financial stake in Kinder Morgan] matter to you? A. It might. Q. Why? .... A. It would just be one more piece of information for the potential for conflict. That is not between two divisions, but between one person’s brain.”).

(33) See Daniel Tr. 195 (“It was more like ... [Morgan Stanley] had asked — so [John Sult, El Paso’s CFO] was asking but he was going to be okay with wherever we went with it.”); Sult Tr. 243 (“I wasn’t going to force Goldman Sachs to [amend its exclusivity agreement]. I signed an agreement and I would live by the agreement.”).

(34) In fairness to Morgan Stanley, it is not clear from the record when in the advisory process they were first made aware of this fee arrangement. But, it is clear that by at least October 5, 2011, Morgan Stanley was aware that it would only get a lucrative banking fee if El Paso did a deal with Kinder Morgan, and that it would get nothing if El Paso decided to move forward with the spin-off. Following October 5, 2011, Morgan Stanley met with the Board twice, and each time advised the Board that the final Merger consideration offered by Kinder Morgan was fair.

This makes more questionable some of the tactical advice given by Morgan Stanley and some of its valuation advice, which can be viewed as stretching to make Kinder Morgan’s offers more favorable than other available options.(35) Then, despite saying that it did not advise on the Merger – a claim that the record does not bear out in large measure – Goldman asked for a $20 million fee for its work on the Merger. Of course, by the same logic it used to shut out Morgan Stanley from receiving any fee for the spin-off, Goldman should have been foreclosed from getting fees for working on the Merger when it supposedly was walled off from advising on that deal. But, Goldman’s affectionate clients, more wed to Goldman than to logical consistency, quickly assented to this demand.(36)

(35) The record includes evidence that supports a plausible argument that Morgan Stanley’s analysis undervalued El Paso’s stock and overvalued Kinder Morgan’s stock. For example, the plaintiffs argue that Morgan Stanley used an unreasonably low terminal multiple for a portion of its discounted cash flow analysis of the pipeline business. Rather than use a perpetual growth model to calculate the pipeline business’s terminal value, Morgan Stanley used a mid-point exit EV/EBITDA multiple of 10x, which implied a perpetual growth rate of only 0.7% . That is, Morgan Stanley calculated that the pipeline business would grow only 0.7% from 2016 into perpetuity – a rate less than half of the estimated rate of inflation (2%) – an implication which is inconsistent with Foshee’s testimony that the pipeline business had strong growth prospects, see Foshee Tr. 65-66, and with the projections prepared by El Paso’s management and used by Morgan Stanley, which included both maintenance and growth capital expenditures. See El Paso Defs. Ans. Br. Ex. 30 (Morgan Stanley Presentation (Sept. 26, 2011)) at EP00000687. Evidence also suggests that Morgan Stanley used values for Kinder Morgan’s cost of equity in an internally inconsistent way, using a higher cost of equity (11.8%) when benchmarking El Paso’s cost of equity, but a lower number (7.5%) when valuing Kinder Morgan directly. In this way, Morgan Stanley’s analysis arguably skewed in favor of the Merger by using a deflated cost of equity when valuing Kinder Morgan, in turn overvaluing the Kinder Morgan stock portion of the Merger consideration.

(36) Indeed, key El Paso executives believed that Goldman deserved this $20 million fee for all of its work on the spin-off that would go unrewarded if the Board entered into the Merger with Kinder Morgan, thus depriving Goldman of its $25 million fee contingent on the consummation of the spin-off. See Foshee Tr. 198; Sult Tr. 242. Moreover, these executives wanted to reward Goldman for its “eight [and a half] years worth of strategic advisory work for El Paso.” Foshee Tr. 199. Never mind that Goldman was paid $150,000 annually through a retainer agreement it

Worst of all was that the supposedly well-motivated and expert CEO entrusted with all the key price negotiations kept from the Board his interest in pursuing a management buy-out of the Company’s E&P business. Knowing that Kinder Morgan intended to sell the E&P business in order to finance its overall purchase of El Paso, Foshee spoke with fellow El Paso manager Brent Smolik, the head of the E&P business, about approaching Kinder Morgan with a management bid for the E&P assets. The record does not make clear exactly when the idea of an MBO first occurred to Foshee, but an email exchange between Smolik and John Sult (the CFO of El Paso) suggests that Smolik and Foshee were discussing the MBO opportunity while Foshee was negotiating the Merger terms with Rich Kinder.(37) Rather than disclose that he was contemplating an MBO to the Board, Foshee kept this information to himself, and even told Smolik that he wanted to discuss the MBO “as late [in the process] as possible.”(38) After the Merger price was finally set and the Merger Agreement entered into, Foshee went to Rich Kinder not once, but twice, to try to get Kinder interested in letting El Paso management bid. Although Kinder did not embrace Foshee’s idea of an El Paso management-led buyout of had in place with El Paso, and on top of that had received approximately $9.7 million in fees from El Paso between 2008 through May 2011 alone. See Sult Tr. 101.

(37) Although when Foshee and Smolik discussed the idea of an MBO is unclear, the October 11, 2011 email exchange between Sult and Smolik, in which Sult expressed his interest in an MBO, and Smolik responded that he had “discussed [the possibility] with Doug [Foshee]” and Foshee “wants to hold the discussion as late as possible, but is willing (maybe even desires) to have the discussion with [Kinder Morgan],” Ps. Op. Br. Ex. 41 (Email Exchange between Sult and Smolik (October 11, 2011)), suggests that Sult caught on to an idea that Foshee and Smolik were already well along in exploring, but that Foshee wished to keep quiet until a deal with Kinder Morgan was solidified.

(38) Id.; see also Foshee Tr. at 271 (confirming that when Smolik brought up the idea of an MBO before the Merger Agreement was signed, Foshee told Smolik, “now is probably not the time to have that conversation.”).

the E&P business, the reality is that Foshee was interested in being a buyer of a key part of El Paso at the same time he was charged with getting the highest possible price as a seller of that same asset. At no time did Foshee come clean to his board about his self-interest, and he never sought permission from the Board before twice going to the CEO of the company’s negotiating adversary.

At a time when Foshee’s and the Board’s duty was to squeeze the last drop of the lemon out for El Paso’s stockholders, Foshee had a motive to keep juice in the lemon that he could use to make a financial Collins for himself and his fellow managers interested in pursuing an MBO of the E&P business. The defendants defend this by calling Foshee’s actions and motivations immaterial and frivolous.

It may turn out after trial that Foshee is the type of person who entertains and then dismisses multi-billion dollar transactions at whim. Perhaps his interest in an MBO was really more of a passing fancy, a casual thought that he could have mentioned to Kinder over canapés and forgotten about the next day.

It could be.

Or it could be that Foshee is a very smart man, and very financially savvy. He did not tell anyone but his management confreres that he was contemplating an MBO because he knew that would have posed all kinds of questions about the negotiations with Kinder Morgan and how they were to be conducted. Thus, he decided to keep quiet about it and approach his negotiating counterpart Rich Kinder late in the process – after the basic deal terms were set – to maximize the chance that Kinder would be receptive. Of course, for an MBO to be attractive to management and to Kinder Morgan, not forcing

Kinder Morgan to pay the highest possible price for El Paso was more optimal than exhausting its wallet, because that would tend to cause Kinder Morgan to demand a higher price for the E&P assets. Not only that, a fist fight of a negotiation might leave a bloodied Kinder unreceptive to a bid from Foshee and his team. Admittedly, the defendants would have me consider incredible the notion that ideas like this would have crossed the mind of Foshee while he was negotiating. But then again, the idea of an MBO had crossed his mind, he purposely decided not to tell the Board about it, he purposely decided to keep it quiet from Kinder Morgan until the deal was baked, and then had not one, but two discussions with his rival CEO in the negotiations seeking to pursue it. I do not find at this stage I can conclude it was a lark.

The concealed motives of Foshee, the concealed financial interest of Goldman’s lead banker in Kinder Morgan, Goldman’s continued influence over the Board’s assessment of the spin-off, and the distortion of Morgan Stanley’s incentives that arose as a result of El Paso management’s acquiescence to its Goldman friends’ demands leave me persuaded that the plaintiffs have a reasonable probability of success on a claim that the Merger is tainted by breaches of fiduciary duty. The Board, and Foshee as key negotiator on behalf of the Board, made many questionable tactical decisions. Allowing Kinder to play the tough hostile bidder and then back off the $27.55 per share price can certainly be seen by a rational mind as oddly timid, especially because once El Paso stockholders realized that Kinder Morgan – a supposedly mature market player making an unsolicited bid – had agreed to pay that price, they would be reluctant to accept less. If, as seems to be the case, Kinder Morgan wanted El Paso’s pipeline business badly, more backbone might well have resulted in a better result. Likewise, as mentioned, there are odd aspects to some of the financial analyses presented, which seem to go some way to making the Kinder Morgan bid look more favorable in comparison to other options than perhaps a more consistent approach to valuation would have done. The failure to use the emergence of Kinder Morgan as a bidder to do a soft test of the market for El Paso’s attractive business units is, of course, relevant to any Revlon inquiry, but particularly when questions of loyalty exist.(39) And that failure was compounded by a deal protection package that (1) precluded termination of the Merger Agreement if a favorable bid for the E&P business emerged; and (2) made it very expensive for a bidder for the pipeline business to make an offer because of the $650 million termination fee and Kinder Morgan’s matching rights. This is important because it was clear that the most valuable alternative to the Merger other than the announced spin-off was likely a sale of El Paso’s two main businesses to separate buyers (the kind of break-up that was de rigeur in the 1980s), or a sale of one business while retaining the other as a standalone public company (a twist on the spin-off).

Perhaps most troubling is that Foshee’s velvet glove negotiating strategy – which involved proffering counter-offers at levels below the level he was authorized by the Board to advance – can now be viewed as having been influenced by an improper motive. Rather than having only the best interests of El Paso’s stockholders in mind, Foshee had

(39) See In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 199 (Del. Ch. 2007); see also Barkan v. Amsted Indus., Inc., 567 A.2d 1279, 1287 (Del. 1989) (“When the board is considering a single offer and has no reliable grounds upon which to judge its adequacy, this concern for fairness demands a canvas of the market to determine if higher bids may be elicited.”).

something else important on his mind – his interest in working with some of his fellow managers on a bid for the E&P business, which had been valued between $6 billion and $10 billion at various times by Goldman during 2011. That sort of deal would allow him to monetize a large part of his company-specific investment in El Paso, while permitting him the chance to continue to participate in managing key assets he knew and for another equity pop in the future. That goal, however, gave him an incentive different from maximizing what Kinder Morgan would pay El Paso, because the more Kinder Morgan had to pay El Paso, the more it might want for the E&P assets. And as mentioned, the bloodier the negotiation, the more Foshee risked having Kinder not wish to deal with him.

When anyone conceals his self-interest – as both Foshee and Goldman banker Steve Daniel did – it is far harder to credit that person’s assertion that that self-interest did not influence his actions.(40) That is particularly true when a court is reviewing the actions of businessmen and investment bankers. People like Foshee and Daniel get paid the big money because they are masters of economic incentives, and keenly aware of them at all times.

For similar reasons, the court is not swayed by Goldman’s assertions that it was not influenced by its own economic incentives to maximize its $4 billion investment in Kinder Morgan by steering El Paso towards a deal with Kinder Morgan at a suboptimal

(40) See Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1282 (stating that corporate officers’ “knowing concealment of [a] tip at [a] critical board meeting ... utterly destroys their credibility,” and finding that “[g]iven their duty of disclosure under the circumstances, this silence [was] an explicit acknowledgment of their culpability.”).

price. Why? Goldman’s claim that it was capable of putting aside its $4 billion investment in Kinder Morgan when advising El Paso on its strategic options is hard to square with the record evidence demonstrating the lengths to which Goldman would go to secure an advisory fee of $20 million from El Paso – a fraction of the dollar size of its Kinder Morgan investment – in connection with the Merger.(41) For starters, Goldman maneuvered in the context of the Morgan Stanley fee negotiations to ensure that Goldman would not go uncompensated in the event the Board decided to abandon the spin-off in favor of the Merger.(42) What’s more, earlier in the deal process, Goldman had Lloyd Blankfein, its CEO and Chairman, give Foshee a personal, obsequious phone call to thank him for El Paso’s retention of Goldman over the years and to try to secure a continuing role in working for El Paso during the pendency of the Kinder Morgan bid despite what Goldman deemed an “appearance of conflict.”(43) And despite now claiming

(41) E.g., In re El Paso Corp. S’holder Litig., C.A. No. 6949 at 242 (Del. Ch. Feb. 9, 2012) (TRANSCRIPT) (counsel for Goldman stating that “Goldman was asked to advise El Paso [on the Kinder Morgan deal]” and that “Goldman wanted to get in on the [Kinder Morgan] deal. I’m not denying that.”).

(42) As illuminated by the testimony of Morgan Stanley’s Jonathan Cox:

And we were interested in having a letter signed with respect to [the spin-off], and we were told that Goldman was being asked as to whether they would amend the letter to remove the word “exclusive,” and you will see on October 12, that [El Paso’s general counsel] says no, they haven’t given on the exclusive issue. They were accommodating on other issues, but not on exclusivity, to paraphrase. So I said, I see.  Does that mean that we are exclusive on [the Merger?] Does that mean that what you are granting Goldman Sachs on [the spin-off] is something you would grant us on [the Merger?] And we were told no, it was a rhetorical question. I simply said, I understand, we appreciate the business.

Cox Tr. 190.

(43) According to Blankfein’s draft script for the call, which was prepared by Steve Daniel, Blankfein was to tell Foshee the following:

Hello Doug – it’s been a long time since we have had the chance to visit/[I] wanted to reach out and say thank you for everything from [Goldman] ..../You that it was not a key strategic advisor in the Kinder Morgan deal, Goldman sought credit as an advisor in the press release announcing the Merger, a move at self-promotion its rival Morgan Stanley called Goldman “at its most shameless.” (44) At this stage, I am unwilling to view Goldman as exemplifying an Emersonian non-foolishly inconsistent approach to greed, one that involves seeking lucre in a conflicted situation while simultaneously putting the chance for greater lucre out of its “collective” mind. At this stage, I cannot readily accept the notion that Goldman would not seek to maximize the value of its multi-billion dollar investment in Kinder Morgan at the expense of El Paso, but, at the same time, be so keen on obtaining an investment banking fee in the tens of millions.

Likewise, Daniel and Foshee each had an incentive to secure an undervalued bid for El Paso, and rather than disclose these incentives, each chose to conceal them. Daniel knew about Goldman’s conflict and he knew that his client El Paso knew about it. He also knew that he personally owned Kinder Morgan stock, but he did not disclose that have been very good to [Goldman] in having us help on all kinds of transactions over the years ..../And of course I was very pleased you reached out to us on this most recent matter [the Kinder Morgan proposal] – which I understand is very serious ..../I know you are aware of [Goldman’s] investment [in Kinder Morgan] and that we are very sensitive to the appearance of conflict/We have asked our board members to recuse themselves and I know you have taken on a second advisor ..../Really just wanted to reach out and say thank you ..../Please call me any time/I’ll be watching this situation very closely....

El Pa so Defs. Ans. Br. Ex. 16 (Email from Daniel to Blankfein (Sept. 7, 2011)).

Certain Chancery staff have experienced a troubling side effect to reading this evidence: Lionel Richie’s 1980’s treacle, “Hello,” came to mind and is stuck in their heads. See LIONEL RICHIE, Hello, on CAN’T SLOW DOWN (Motown Records 1983) (“Hello!/Is it me you’re looking for?/I can see it in your eyes/I can see it in your smile/You’re all I’ve ever wanted/And my arms are open wide ..../And I want to tell you so much I love you ....”).

(44) El Paso Defs. Ans. Br. Ex 15 (Email Exchange between Cox and Munger (Oct. 16, 2011)).

fact. Foshee knew that he was discussing and considering an MBO of the E&P business when he was negotiating price terms with Kinder Morgan, but he did not disclose that fact. He did not even disclose his discussions with Kinder about an MBO after the deal was baked to the Board.

This kind of furtive behavior engenders legitimate concern and distrust.(45) Given that there are numerous debatable tactical choices that now seem to have been made in large measure based on Foshee’s advice and with important influence from Goldman, I believe that the plaintiffs have a probability of showing that more faithful, unconflicted parties could have secured a better price from Kinder Morgan.(46)

The question is what to do about it.

The El Paso stockholders arguably have much to gain by seeing this Merger proceed. No one can tell what would have happened had unconflicted parties negotiated the Merger. That is beyond the capacity of humans.

The price being offered by Kinder Morgan is one that reasonable El Paso stockholders might find very attractive. But it nags, of course, that it is not all that it might have been had things been done the way they should have been. The absence of a pre-signing market check also grates, when the decision not to explore the market and instead do a safe, friendly deal rather than stretch for value or push Kinder Morgan into a

(45) See Macmillan, 559 A.2d at 1282.

(46) For its part, Kinder Morgan characterizes that the negotiations as hard fought, and it says that it was not willing to pay a penny more for El Paso. E.g., In re El Paso Corp. S’holder Litig., C.A. No. 6949 at 234 (Del. Ch. Feb. 9, 2012) (TRANSCRIPT) (Kinder Morgan’s counsel stating that “the negotiations extracted, at least from us, the last pennies that we were prepared to pay.”). But, Kinder Morgan, of course, says this at a time when it has a powerful self-interest as a buyer and a defendant to portray the negotiations in that way.

public, hostile fight might have been influenced by selfish considerations, rather than the desire to strike the best risk-reward balance for El Paso’s stockholders.

In terms of the traditional analysis, the question is of course this: do the plaintiffs face a threat of irreparable injury, and if so does the balance of the hardships tip in favor of an injunction? (47)

Here, although the plaintiffs do not have the basis for claiming irreparable injury that exists when the plaintiff is a bidder,(48) the adequacy of monetary damages as a remedy to them as stockholders is not apparent.(49) By way of example, the difference in value of Kinder Morgan’s original agreement in principle bid of $27.55 in cash and stock and the one agreed to of $26.87 equaled approximately $534 million in value as of the time of signing, even giving full value to Morgan Stanley’s less than certain estimate of the value of the warrant component.(50)

On this record, it appears unlikely that the independent directors of El Paso — who are protected by an exculpatory charter provision — could be held liable in monetary

(47) See Macmillan, 559 A.2d at 1278-79; Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173, 179 (Del. 1986); Cantor Fitzgerald, L.P. v. Cantor, 724 A.2d 571, 579 (Del. Ch. 1998).

(48) Compare Revlon, 506 A.2d at 184-85 (agreeing with the Court of Chancery that “unless the lock-up and other aspects of the agreement were enjoined, Pantry Pride’s opportunity to bid for Revlon was lost,” and “the need for both bidders to compete in the marketplace outweighed any injury to Forstmann.”).

(49) The adequacy of money damages, of course, typically means that the irreparable injury required to grant an injunction is absent. E.g., Gradient OC Master, Ltd. v. NBC Universal, Inc., 930 A.2d 104, 132 (Del. Ch. 2007).

(50) $0.68 * approximately 786 million shares of El Paso on a diluted basis = $534,480,000. See El Paso Defs. Ex. 45 (Morgan Stanley Presentation (October 16, 2011)) at EP00021383 (assuming 786 million fully diluted El Paso shares outstanding).

damages for their actions.(51) Although they should have been more keen to Goldman’s conflict, they were given reason to believe that that conflict had been addressed by the hiring of Morgan Stanley and by cabining Goldman’s role. The extent to which the independent directors understood the perverse incentives created for Morgan Stanley by Goldman and El Paso management by the terms of Morgan Stanley’s engagement is not spelled out in the record and is the type of issue that independent directors tend to look to advisors to address. Most important, the independent directors’ reliance upon Foshee seems to have been made in good faith. From the standpoint of the independent directors, Foshee seems to have been well positioned as a large holder of El Paso stock and as a trusted executive to get the best deal for El Paso’s stockholders.(52) The independent directors were not trusted with the information that Foshee (and El Paso managers like Sult and Smolik) were mulling over a bid to Kinder Morgan for the E&P assets.

Although Foshee is a wealthy man, it is unlikely that he would be good for a verdict of more than half a billion dollars. And although Goldman has been named as an aider and abettor and it has substantial, some might say even government-insured,

(51) See 8 Del. C. § 102(b)(7); see also In re Del Monte Co. S’holders Litig., 25 A.3d 813, 838 (Del. Ch. 2011) (“Exculpation under Section 102(b)(7) can render empty the promise of post-closing damages.”).

(52) Foshee stands to receive approximately $90 million upon consummation of the Merger. Of that $90 million, approximately $55 million would come from unrestricted stock and vested options, and another approximately $26 million would come from unvested stock options, restricted shares and stock units that will vest as a result of the Merger.  See Proxy Statement at 171-72; El Paso Defs. Ans. Br. Ex. 2 (El Paso Corp. Schedule 14A) at 27, 58-59; El Paso Defs. Ans. Br. Ex. 46 (El Paso Corp. Preliminary S-4) at 170-71.

financial resources, it is difficult to prove an aiding and abetting claim.(53) Given that Goldman’s largest conflict was surfaced fully and addressed, albeit in incomplete and inadequate ways, whether the plaintiffs could ultimately prove Goldman liable for any shortfall is, at best, doubtful, despite Daniel’s troubling individual failure of disclosure.

Nor do I find any basis to conclude that Kinder Morgan is likely to be found culpable as an aider and abettor. It bargained hard, as it was entitled to do. From its perspective, it appeared that steps were taken by El Paso and Goldman to address Goldman’s conflict of interest. And Foshee’s concealed interest in an MBO was not expressed by Foshee to Kinder until after the deal terms were firmed up and signed into agreement, and it is not clear that Rich Kinder had any reason to know Foshee was acting without the consent of the El Paso Board.

For present purposes, therefore, I am willing to accept that the plaintiffs have shown that there is a likelihood of irreparable injury if the Merger is not enjoined.

That raises the hardest question, which is whether the threat of irreparable injury justifies an injunction in light of the risks that an injunction itself would present to the stockholders of El Paso. Putting aside the expectations of Kinder Morgan, which is arguably stuck with the risk of having dealt with potentially faithless fiduciaries,(54) the

(53) See Binks v. DSL.net, Inc., 2010 WL 1713629, at *10 (Del. Ch. Apr. 29, 2010) (“The standard for an aiding and abetting claim is a stringent one, one that turns on proof of scienter of the alleged abettor.”); Allied Capital Corp. v. GC-Sun Holdings, L.P., 910 A.2d 1020, 1039 (Del. Ch. 2006) (“[T]he test for stating an aiding and abetting claim is a stringent one... — a plaintiff must prove: (1) the existence of a fiduciary relationship, (2) a breach of the fiduciary’s duty and (3) knowing participation in that breach by the non-fiduciary.”).

(54) See Paramount Commc’ns Inc. v. QVC Network Inc., 637 A.2d 34, 51 (Del. 1994) (“To the extent that a contract, or a provision thereof, purports to require a board to act or not act in such a fashion as to limit the exercise of fiduciary duties, it is invalid and unenforceable.”); Restatement real question is whether the court should intervene when the El Paso stockholders have a chance to turn down the Merger at the ballot box. Unlike a situation when this court will enjoin a transaction whose tainted terms are precluding another available option that promises higher value,(55) no rival bid for El Paso exists.(56)

The plaintiffs’ own request for an injunction is oddly telling. In their many papers, they do not seek a preliminary injunction against the Merger Agreement in its traditional form, which is one that lasts until it is overturned on appeal. Such an injunction would likely persist beyond June 30, 2012, the drop-dead date in the Merger Agreement. That would allow Kinder Morgan to walk away on that date.

Rather, the plaintiffs want an odd mixture of mandatory injunctive relief whereby I affirmatively permit El Paso to shop itself in parts or in whole during the period between now and June 30, 2012, in contravention of the no-shop provision of the Merger Agreement, and allow El Paso to terminate the Merger Agreement on grounds not permitted by the Merger Agreement and without paying the termination fee set forth in

(Second) of Contracts § 193 (1981) (“A promise by a fiduciary to violate his fiduciary duty or a promise that tends to induce such a violation is unenforceable on grounds of public policy.”).

(55) See Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173, 184-85 (Del. 1986) (granting a preliminary injunction against preclusive merger provisions that were impeding the ability of competing potential buyer to have its higher bid accepted); QVC Network, Inc. v. Paramount Commc’ns, Inc., 635 A.2d 1245, 1273 n.50 (Del. Ch. 1993), aff’d, 637 A.2d 34 (Del. 1994) (“Since the opportunity for shareholders to receive a superior control premium would be irrevocably lost if injunctive relief were not granted, that alone would be sufficient to constitute irreparable harm.”).

(56) Although it is true that the absence of a pre-signing market check and the presence of strong deal protections may explain the absence of a competing bid, the reality is that this is a high-profile transaction, litigation has been pending since early autumn 2011, and no bidder has emerged indicating that it would bid for any part of El Paso absent the deal protections. In the era in which Revlon was decided, bidders wishing to disrupt transactions actually made their presence known and litigated to achieve their objectives. Even in these more genteel times, that happens.

the Merger Agreement, but then to lift the injunction and then force Kinder Morgan to consummate the Merger “if no superior transactions emerge.”(57)

That is not a traditional negative injunction that can be done without an evidentiary hearing or undisputed facts.(58) Furthermore, that sort of injunction would pose serious inequity to Kinder Morgan, which did not agree to be bound by such a bargain.(59) We all wish we could have it all ways. But that is not real life, nor is it equitable.

The injunction the plaintiffs posit would be one that would sanction El Paso in breaching many covenants in the Merger Agreement and that would bring about facts that would mean that El Paso could not satisfy the conditions required for Kinder Morgan to have an obligation to close.(60) The injunction the plaintiffs posit also illustrates that they share the concern I have, which is that an injunction could pose more harm than good.

(57) Ps. Op. Br. at 75.

(58) In re Toys “R” Us, Inc. S’holder Litig., 877 A.2d 975, 1022-23 (Del. Ch. 2005).

(59) See NACCO Indus., Inc. v. Applica Inc., 997 A.2d 1, 35 (Del. Ch. 2009) (“Delaware upholds the freedom of contract and enforces as a matter of fundamental public policy the voluntary agreements of sophisticated parties.”).

(60) The plaintiffs’ desire for an injunction to allow El Paso to shop the E&P and pipeline businesses conflicts with several covenants and representations and warranties in the Merger Agreement. For example, the Merger Agreement requires El Paso to help Kinder Morgan market the E&P assets so that Kinder Morgan can sell them to help finance the purchase. Merger Agreement § 5.16. If El Paso sought to sell the E&P assets for itself, that would breach the covenant. El Paso also committed not to shop the company under the Merger Agreement. Id. § 5.3(a). See also id. § 5.2(a)(iii) (El Paso covenants not to sell any of its assets with a fair market value of more than $75 million); id. § 3.6(c) (El Paso represents and warrants that neither it nor its subsidiaries have taken the action described in § 5.2(a)(iii)); id. § 5.4(a) (El Paso agrees to use its reasonable best efforts to cause closing conditions to be “satisfied as promptly as practicable.”). El Paso also agreed not to terminate the Merger Agreement except on certain specified conditions, including its compliance with the match right and termination fee provisions, all of which the plaintiffs seek me to enjoin. Id. § 7.1(d)(iii) . El Paso’s representations, warranties and covenants are brought down to the date of closing under §§ 6.2(a) and (b) of the Merger Agreement, and any incurred breach of these provisions would give Kinder Morgan the right to walk. See id. § 7.1(c)(iii) (giving Kinder Morgan a termination right “if [El Paso] shall have breached or failed to perform any of its representations, warranties, covenants or

They seek to keep Kinder Morgan bound but to allow El Paso to prospect for more. I understand that, but they are stuck with the requirements of equity, which is that they accept the risks that come with enjoining the Merger, including the risk that Kinder Morgan will walk when the drop-dead date expires. At oral argument, however, upon questioning by the court, the plaintiffs clarified that they would be willing to accept the traditional injunctive relief of preventing the stockholders from voting on the Merger.

But the plaintiffs’ understandable reluctance in their papers to deny the El Paso stockholders the ultimate chance to take the deal with Kinder Morgan despite the troubling behavior in the record is one that I share. It is the stockholders’ money, not mine, and the plaintiffs could not possibly bond the risk fully.

I share the plaintiffs’ frustration that the traditional tools of equity may not provide the kind of fine instrument that enables optimal protection of stockholders in this context. The kind of troubling behavior exemplified here can result in substantial wealth shifts from stockholders to insiders that are hard for the litigation system to police if stockholders continue to display a reluctance to ever turn down a premium-generating deal when that is presented. The negotiation process and deal dance present ample opportunities for insiders to forge deals that, while “good” for stockholders, are not “as good” as they could have been, and then to put the stockholders to a Hobson’s choice. Think about some of the early management buyouts of the cappuccino market of 2006 agreements set forth in this Agreement... which breach or failure... would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b)” and such failure is not cured by El Paso within 30 days of Kinder Morgan receiving notice of it.).

and 2007 in that regard, where the early actions of poorly policed, conflicted CEOs in baking up deals with their favorite private equity sponsors before any market check (or often even board knowledge) likely dampened the competition among private equity firms that could have generated the highest price if proper conduct occurred and the right process had been used. The resulting deals might have been good for investors, but the suspicion that they were not on the “best” terms available lingers for rational reasons.

Be that as it may, that reality cannot justify the sort of odd injunction that the plaintiffs desire, which would violate accepted standards for the issuance of affirmative injunctions and attempt to force Kinder Morgan to consummate a different deal than it bargained for.

Fundamentally, the plaintiffs say that I can issue a preliminary injunction that allows El Paso a free option. It can shop any or all of itself, terminate the Merger Agreement without paying the break fee, and do what it wishes until the injunction expires. If something it likes comes along, El Paso should be able to take it, cost free. But if nothing does, then the injunction will expire and Kinder Morgan would somehow — by judicial compulsion, I assume — be forced to close, despite the pervasive breach of fundamental provisions of the Merger Agreement, including the one requiring El Paso to help Kinder Morgan to sell for itself the same assets the plaintiffs seek to have El Paso market. If my assumption about judicial compulsion is right, the plaintiffs do not seek a traditional negative injunction, but rather mandatory relief that can only be granted after a trial and a careful evaluation of Kinder Morgan’s legitimate interests.(61) If the plaintiffs do not view the injunction as one involving the court compelling Kinder Morgan to close upon the injunction’s expiration if the El Paso stockholders approve the Merger, then the plaintiffs are asking me to enter an injunction that, to my view, would likely relieve Kinder Morgan of any obligation to close because its contractual rights would have been materially breached.

Given that the El Paso stockholders are well positioned to turn down the Kinder Morgan price if they do not like it, I am not persuaded that I should deprive them of the chance to make that decision for themselves.(62) Although an after-the-fact monetary damages claim against the defendants is not a perfect tool, it has some value as a remedial instrument, and the likely prospect of a damages trial is no doubt unpleasant to Foshee, other El Paso managers who might be added as defendants, and to Goldman.

(61) See Toys “R” Us, 877 A.2d at 1022-23 (refusing to “blue pencil” provisions in a merger agreement “before a trial has even been held,” noting that “[t]o grant that sort of mandatory relief would... be inappropriate on disputed facts, and plaintiffs who seek such relief should move promptly, not for a preliminary injunction hearing, but for an expedited trial.”); Alpha Natural Res., Inc. v. Cliff’s Natural Res., Inc., 2008 WL 4951060, at *2 (Del. Ch. Nov. 6, 2008) (noting that a mandatory preliminary injunction is “extraordinary relief of a sort that the court does not issue lightly” and “requires... a showing that the petitioner is entitled as a matter of law to the relief it seeks based on undisputed facts.”); ID Biomedical Corp. v. TM Techs., Inc., 1995 WL 130743, at *15 (Del. Ch. Mar. 16, 1995) (“The Court will only award a mandatory injunction in a clear case, free from doubt.”); Si-Lake, Inc. v. Conroy, 1994 WL 728824, at *4 (Del. Ch. Dec. 16, 1994) (“To succeed on an application for a mandatory injunction, the burden on the moving party increases. The moving party must clearly establish it is legally entitled to relief.”).

(62) See, e.g., In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 208 (Del. Ch. 2007) (In... cases when a potential Revlon violation occurred but no rival bid is on the table, the denial of injunctive relief is often premised on the imprudence of having the court enjoin the only deal on the table, when the stockholders can make that decision for themselves.”); Toys “R” Us, 877 A.2d at 1023 (“[T]he bottom line is that the public shareholders will have an opportunity... to reject the merger if they do not think the price is high enough in light of the Company’s stand-alone value and other options.”).

And, of course, the defendants themselves should be mindful of the reality that in the period of truncated, expedited discovery, troubling facts arose about the interests of certain key players in this M&A drama. After full discovery, it would hardly be unprecedented for additional troubling information to emerge, given the suspicious instances of non-disclosure that have already been surfaced.

For now, however, I reluctantly deny the plaintiffs’ motion for a preliminary injunction, concluding that the El Paso stockholders should not be deprived of the chance to decide for themselves about the Merger, despite the disturbing nature of some of the behavior leading to its terms.

IT IS SO ORDERED.